Exhibit 2.1

EXECUTION COPY

CONFIDENTIAL

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment (this “Amendment”) to the Business Combination Agreement is made and entered into effective as of March 26, 2026, by and among (i) Soulpower Acquisition Corporation, a Cayman Islands exempted company (together with its successors, “SPAC”), (ii) SWB Holdings, a Cayman Islands exempted company (together with its successors, “Pubco”), and (iii) SWB LLC, a Cayman Islands limited liability company (together with its successors, the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the BCA (defined below).

WHEREAS, (i) SPAC, (ii) Pubco, (iii) SAC Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco, (iv) SWB Merger Sub LLC, a Cayman Islands limited liability company and a wholly owned subsidiary of Pubco, and (v) the Company are parties to that certain Business Combination Agreement made and entered into as of November 24, 2025 (the “Original BCA”);

WHEREAS, pursuant to Section 10.9 of the Original BCA, the Original BCA can be amended by execution of a written instrument signed by SPAC, Pubco and the Company; and

WHEREAS, the parties desire to amend the Original BCA on the terms and conditions set forth herein (as amended, including by this Amendment, the “BCA”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the BCA, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendment to Change Payment of SWB Expenses.

(a) Section 8.3 of the Original BCA is amended and restated in its entirety to read as follows:

“8.3. Fees and Expenses. Subject to Sections 8.2 and 9.1, unless otherwise provided for in this Agreement, all Transaction Expenses incurred by or on behalf of any Party in connection with this Agreement and the Transactions shall be borne and paid by the Party incurring such Transaction Expenses. Notwithstanding the foregoing, SPAC will pay on behalf of the Company Entities, or advance funds to the Company Entities in connection with, their respective Transaction Expenses incurred or to be incurred by or on behalf of any Company Entity in connection with this Agreement and the Transactions, including any Transaction Financing and the SWB Agreements, as an interest-free loan (each, a “Company Expense Loan”). All outstanding Company Expense Loans will be due and payable to SPAC upon the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with Section 8.1, with the Company Entities directly paying such amount to SPAC. The Company Entities will be jointly and severally liable to SPAC for the Company Expense Loans. For the avoidance of doubt, there will be no adjustment to the Company Net Asset Amount or the Merger Consideration in connection with the repayment of the Company Expense Loans at the Closing.”

(b) The defined term “Transaction Expenses” in Section 11.1 of the Original BCA is hereby amended and restated in its entirety to read as follows:

““Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, including in connection with any Transaction Financing and, with respect to the Company, the SWB Agreements. With respect to the SPAC, Transaction Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, the costs of the premiums for the D&O Tail Insurance, the costs of obtaining the Fairness Opinion and any costs incurred in order to satisfy the minimum round lot requirements for the Applicable Stock Exchange.”

2. Amendment to Correct Effect on Company Securities. The parties hereto hereby agree to amend Section 1.9(a) of the Original BCA as follows:

(a) The phrase in clause (i) thereof “with each Company Equityholder being entitled to receive its Pro Rata Share of the Merger Consideration” is hereby deleted and replaced with the following “with each holder of Company Class A Units being entitled to receive its Class A Pro Rata Share of the Class A Merger Consideration”.

(b) The phrase in clause (ii) thereof “with each Company Equityholder being entitled to receive its Pro Rata Share of the Merger Consideration” is hereby deleted and replaced with the following “with each holder of Company Class V Units being entitled to receive its Class V Pro Rata Share of the Class V Merger Consideration”.

3. Amendment to Correct Company Representation. The parties hereto hereby agree that the first sentence of Section 5.3(a) of the Original BCA is hereby amended to change the number of Company Class V Units issued and outstanding from 2,500 to 250,000.

4. Amendment to Company Signing Net Asset Amount. The parties hereto hereby agree to amend the definition of “Company Signing Net Asset Amount” in Section 11.1 of the Original BCA to delete clause (ii) of such definition and replace it with the following “(ii) the amount paid by the Company or its Subsidiary in equity as of the Closing for the BVI Banking License in accordance with the terms of the BVI Banking License Purchase Agreement, plus”.

5. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original BCA and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original BCA or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the BCA in the BCA or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original BCA, as amended by this Amendment (or as the BCA may be further amended or modified after the date hereof in accordance with the terms thereof). The BCA, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the BCA, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original BCA is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original BCA shall, to the extent of such difference or inconsistency, be disregarded. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original BCA, and, without limiting the foregoing, Sections 10.1 through 10.10 and 10.12 through 10.14 of the Original BCA are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Business Combination Agreement as of the date first written above.

SPAC:

SOULPOWER ACQUISITION CORPORATION

By:	/s/ Frank Candio
Name:	Frank Candio
Title:	Director and Chairman of Special Committee

Pubco:

SWB HOLDINGS

By:	/s/ Justin Lafazan
Name:	Justin Lafazan
Title:	Chief Executive Officer

The Company:

SWB LLC

By:	/s/ Justin Lafazan
Name:	Justin Lafazan
Title:	Chief Executive Officer

{Signature Page to First Amendment to Business Combination Agreement}